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                                                                    EXHIBIT 99.5

                              SETTLEMENT AGREEMENT
                                     BETWEEN
                             T(2) MEDICAL, INC. AND
                      NORTHSIDE HOSPITAL & HEART INSTITUTE

                  This Settlement Agreement ("Agreement") is made and entered into as of the 26th day of August 2002, ("Effective Date) by and between T(2) Medical, Inc., a Delaware corporation which is a subsidiary of Coram, Inc. ("T(2)"), and Galencare, Inc., a Florida corporation d/b/a Northside Hospital & Heart Institute (f/k/a Humhosco, Inc. d/b/a Humana Hospital Northside) ("Northside").

                                   WITNESSETH:

         WHEREAS, Bay Area Renal Stone Center, Ltd. ("Bay Area") and Northside entered into that certain Medicare Lithotripsy Service Agreement dated January 19, 1987 (the "Service Agreement"); and

         WHEREAS, Bay Area, Northside and First Union National Bank of Florida ("First Union") entered into that certain Escrow Agreement dated January 19, 1987, as amended by that certain Amendment to Escrow Agreement dated February 16, 1987 and that certain Addendum to Escrow Agreement dated January 23, 1992 (collectively, the "Escrow Agreement"); and

         WHEREAS, pursuant to the terms of the Service Agreement and the Escrow Agreement, 43% of the amounts paid by Northside to Bay Area under the Service Agreement (the "Escrow Funds") were to be deposited into an escrow account (the "Escrow Account") at First Union; and

         WHEREAS, on or about January 1, 1992, Bay Area assigned the Service Agreement and the Escrow Agreement to Bay Area Partners, Ltd. f/k/a Bay Area Partners, a Florida General Partnership (the "Partnership"); and

         WHEREAS, under the Escrow Agreement, Northside would be entitled to certain distributions of the Escrow Funds from the Escrow Account as a result of Medicare or Medicaid denials or reductions pursuant to final settlements, as provided in Sections 4(b) and 10(c) of the Service Agreement; and

         WHEREAS, under the Escrow Agreement, following final settlement of the Medicare and Medicaid cost reports for a particular year and following necessary distributions of Escrow Funds to Northside, if any, all remaining Escrow Funds in the Escrow Account attributable to that year are to be released to Bay Area; and

         WHEREAS, Northside's 1994 Medicare and Medicaid cost reports have not yet been finalized, and it is unclear when such cost reports will be finalized.

         NOW THEREFORE, in consideration of the mutual premises, promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do mutually covenant and agree as follows:

         1. RELEASE OF CLAIMS TO ESCROW FUNDS. In consideration for Northside's receipt from T(2) of the Release Payment and the Indemnification as provided in
Section 2 below, as well as the release provided by T(2) under Section 3 below, Northside, for itself and its successors, trustees, directors, shareholders, officers, agents, assigns, subsidiaries, parent companies and affiliated entities, hereby forever terminates, cancels, discharges, disavows, releases, relinquishes and disclaims, and holds harmless T(2), Bay Area and their respective successors, trustees, and current and past directors, shareholders, officers, agents, assigns, subsidiaries, parent companies and affiliated entities from and against, any and all right, title, interest or claim, whether known or unknown, foreseen or unforeseen, which Northside ever had, now has or hereafter may have in the Escrow Account or any of the Escrow Funds. It is the intention of Northside to provide a general termination, cancellation, discharge,



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disavowance, release and disclaimer of all right, title, interest or claim which
Northside ever had, now has or hereafter may have in the Escrow Account or any of the Escrow Funds. In further consideration for Northside's receipt from T(2) of the Release Payment and the Escrow Indemnification provided in Section 2 below, as well as the release provided by T(2) under Section 3 below, Northside shall immediately sign and send to Bay Area the letter attached as Attachment A hereto and made a part hereof.

         2. RELEASE PAYMENT AND ESCROW INDEMNIFICATION.

                  A. RELEASE PAYMENT. In consideration for the releases provided by Northside pursuant to Section 1 and 3 of this Agreement, T(2) shall pay or cause to be paid to Northside, by wire transfer of immediately available funds, the amount of Eighty Five Thousand and No/Hundred Dollars ($85,000.00) (the "Release Payment").

                  B. ESCROW INDEMNIFICATION. In further consideration for the releases provided by Northside pursuant to Section 1 and 3 of this Agreement, T(2) shall indemnify and hold harmless Northside and its successors, directors, shareholders, officers, agents, assigns, subsidiaries, parent companies and affiliated entities (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") from and against any and all liabilities arising from Medicare and/or Medicaid disallowances for lithotripsy services on Northside's 1994 cost reports filed with Medicare and/or Medicaid ("1994 Disallowances"), but only to the extent such 1994 Disallowances exceed Eighty Five Thousand and No/Hundred Dollars ($85,000.00) (the "Escrow Indemnification"); provided, however, that the maximum indemnification amount payable by T(2) hereunder shall in no event exceed Eighty Five Thousand and No/Hundred Dollars ($85,000.00). It is hereby agreed by the parties that any and all claims that any Indemnified Party has or may have against Bay Area with respect to any liabilities, losses and damages whatsoever which any Indemnified Party may incur with respect to any 1994 Disallowances shall only be asserted against T(2) and shall be subject to the Escrow Indemnification and the limitation imposed thereon, and no such claims shall be asserted by any Indemnified Party against Bay Area or any of its successors, directors, shareholders, officers, agents, assigns, subsidiaries, parent companies or affiliated entities.

                  C. CLAIMS PROCESS. As soon as is reasonably practicable after any Indemnified Party becomes aware of any claim which is subject to the Escrow Indemnification covered under Section 2.B. ("Claim"), such Indemnified Party shall notify T(2) in writing, which notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Claim. The failure of any Indemnified Party to promptly give T(2) such notice shall not preclude such Indemnified Party from obtaining indemnification under Section 2.B., except to the extent that such Indemnified Party's failure has increased T(2)'s liabilities and obligations hereunder. In the event of a third party Claim which is subject to indemnification under
Section 2.B., T(2) shall promptly defend such Claim by counsel of its own choosing, and the Indemnified Party shall cooperate with T(2) in the defense of such Claim including the settlement of the matter on the basis stipulated by T(2) (with T(2) being responsible for all costs and expenses of such settlement subject to the limitation on the Escrow Indemnification as set forth in Section 2(b) above). Any such settlement shall include a complete and unconditional release of the Indemnified Party from the Claim. If T(2) within a reasonable time after notice of a Claim fails to defend the Indemnified Party, the Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such Claim at the expense of and for the account and risk of T(2) subject to the limitation on the Escrow Indemnification as set forth in Section 2(b) above.

         3. MUTUAL RELEASE. T(2) and Northside, respectively, do hereby for themselves, their respective successors, trustees, directors, shareholders, officers, agents, assigns, subsidiaries, parent companies and affiliated entities, as applicable (hereinafter referred to collectively as the "Released Parties"), remise, release and forever discharge the other and its respective Released Parties, of and from any and all manner of liability, claims, demands, actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments extents, executions, grievances, arbitrations, administrative proceedings arising out of Northside's 1994 cost reports filed with Medicare and/or Medicaid, including claims for costs, expenses, or attorneys fees, except for claims or disputes arising under or by virtue of this Settlement Agreement. T(2) and Northside, respectively, do hereby for



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themselves and their respective Released Parties, agree and covenant that they shall not file a charge or sue or join with others in filing a charge or suing the other and/or the others' Released Parties in connection with any of the above released claim(s). By signing this Agreement, neither T(2) nor Northside is in any way admitting to and specifically denies having committed any violation of the other's rights or having violated any federal, state or local statute(s), guideline(s), rule(s) and/or regulation(s) whatsoever.

         4. CONFIDENTIALITY OF THIS AGREEMENT. T(2) and Northside respectively agree and covenant that this Agreement and the terms hereof shall remain strictly confidential and shall not be communicated to any third party(ies) or in any way publicized whatsoever to the detriment of either party; provided, however, that notwithstanding the foregoing, either party shall be allowed to disclose the terms hereof as required by applicable law, including, without limitation, applicable federal securities laws or as necessary to receive the required approval, if any, of the United States Bankruptcy Court for the District of Delaware in the Chapter 11 cases of Coram Healthcare Corporation and Coram, Inc. and either party may discuss and disclose this Agreement and its terms with its attorneys, accountants and/or others in seeking, legal, tax and/or financial advice.

         5. NOTICES. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of 5 business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

         If to Northside, to

         Northside Hospital & Heart Institute
         6000 49th Street North
         St. Petersburg, FL 33709
         Telecopy: 727/521-5007
         Attention: Chief Financial Officer

         with a copy to

         Legal Department
         One Park Plaza
         Nashville, TN 37203
         Telecopy: 615/344-2598
         Attention: Operations Counsel - West Florida Division

         If to T(2), to

         T(2) Medical, Inc.
         1675 Broadway, Suite 900
         Denver, CO 80202
         Telecopy: 303-298-0047
         Attention: Legal Department

         with a copy to

         Coram, Inc.
         1675 Broadway, Suite 900
         Denver, CO 80202
         Telecopy: 303-298-0047
         Attention: Legal Department



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         6. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each party and their respective successors and assigns.

         7. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions thereof.

         8. REMEDIES IN THE EVENT OF BREACH AND ATTORNEY'S FEES. If any party breaches or threatens to breach any term(s) of this Agreement, the non-breaching party(ies) shall have the right to bring suit for the breach of this Agreement, seeking damages and any other appropriate relief, legal and/or equitable, including a temporary restraining order and a preliminary and/or permanent injunction(s). Should any party breach this Agreement, the breaching party shall pay all reasonable attorney's fees and court costs incurred by the non-breaching party(ies) in connection with such breach and/or the enforcement of any of the obligations hereunder or thereunder, or both of them, as determined by a court of competent jurisdiction.

         9. AUTHORITY TO EXECUTE AGREEMENT. Each party warrants and represents that it is duly authorized to enter into this Agreement. Each party further warrants and represents that it is fully aware of all facts and rights with respect to the subject matter of this Agreement, and has been represented by independent counsel with respect to the execution and delivery of this Agreement.

         10. WAIVER OF BREACH. No failure or delay of either party to detect, protest, remedy, or enforce its rights due to a breach of any of its rights under this Agreement shall be deemed a waiver of any of the aggrieved party's rights. Any waiver of rights shall only occur by a written document specifying the specific right waived and the specific circumstance covered by the waiver, and shall be signed by the waiving party.

         11. CONSTRUCTION AND ENFORCEMENT. Should any provision(s), sentence(s), phrase(s) and/or word(s) of this Agreement or application thereof to any person(s) and/or circumstance(s) be declared illegal, invalid or unenforceable, then the remainder hereof or the application of such provision(s), sentence(s), phrase(s) and/or word(s) to any person(s) and/or circumstances(s) other than those to which it is held invalid shall not be affected thereby and shall remain in full force and effect. In any interpretation of this Agreement, there shall be no presumption(s) against the party that drafted this Agreement.

         12. ENTIRE AGREEMENT. This Agreement and the Attachment hereto constitutes the entire understanding and agreement between the parties regarding the subject matter of this Agreement. This Agreement shall not be modified or amended except by a further written document signed by all parties hereto.

         13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         14. NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by Northside and T(2) and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party, except that Bay Area may enforce this Agreement with respect to the benefits and protections provided to it under
Section 1 and 2 hereof.

         15. EXCLUSION OF CORAM RESOURCE NETWORK, INC. AND CORAM INDEPENDENT PRACTICE ASSOCIATION, INC. Notwithstanding any provision of this Agreement to the contrary, the parties acknowledge and agree that Coram Resource Network, Inc. and Coram Independent Practice Association, Inc., former affiliates of T(2), are specifically excluded from this Agreement in all respects and shall not be subject to, or bound by, any of the terms, conditions, releases, indemnifications or other provisions set forth herein whatsoever.

                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, this Agreement has been entered into by and between the parties effective as of the Effective Date.

                                       T(2) MEDICAL, INC.



                                       By:  /s/ SCOTT R. DANITZ
                                            ------------------------------------
                                            Scott R. Danitz
                                            Senior Vice President, Chief
                                            Financial Officer and Treasurer


                                       GALENCARE, INC. D/B/A NORTHSIDE HOSPITAL
                                       & HEART INSTITUTE (F/K/A HUMHOSCO, INC.
                                       D/B/A HUMANA HOSPITAL NORTHSIDE)

                                       By:  /s/  SHALIN SHAH
                                            ------------------------------------
                                            Shalin Shah
                                            Chief Financial Officer



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                                  ATTACHMENT A

                           FORM OF LETTER TO BAY AREA



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                         [NORTHSIDE HOSPITAL LETTERHEAD]



August ___, 2002

Via Facsimile and U.S. First Class Mail

Ms. Margie Irvin
Chief Executive Officer
Bay Area Renal Stone Center, Ltd.
6002 49th Street N
St. Petersburg, FL 33709-2139

Re: Escrow fund held pursuant to the Medicare Lithotripsy Service Agreement dated January 19, 1987 (the "Service Agreement") between Bay Area Renal Stone Center, Ltd. ("Bay Area") and Galencare, Inc., a Florida corporation d/b/a Northside Hospital & Heart Institute (f/k/a Humhosco, Inc. d/b/a Humana Hospital Northside) ("Northside")

Dear Ms. Irvin:

         As you are aware, pursuant to the above-referenced Service Agreement and an Escrow Agreement dated January 19, 1987, as amended (the "Escrow Agreement"), between Bay Area, Northside and First Union National Bank of Florida ("First Union"), funds (the "Escrow Funds") were deposited and, to our knowledge, remain in an escrow account ("Escrow Account") with First Union.

         This will confirm that, by virtue of the Settlement Agreement by and between Northside and T(2) Medical, Inc. ("T(2)") of even date herewith, Northside has no right, title, interest or claim whatsoever in or to any of the Escrow Funds in the Escrow Account at First Union or deposited in any other account at First Union, or any other financial institution, and Northside expressly disavows and disclaims any rights in or to such Escrow Funds. Northside makes no recommendation as to the appropriate party or entity to which the Escrow funds should be released. However, Northside has no objection to the release of all such Escrow Funds (including a release to T(2) if you deem such to be appropriate) and, upon the release of those Escrow Funds, Northside will not institute or assert any claim, demand or action against Bay Area or First Union in connection with the release of the Escrow Funds r in connection with the final settlement of any Medicare and/or Medicaid cost reports including, without limitation, Northside's cost reports relating to the year ended December 31, 1994, which served as the basis for the creation of the Escrow Account.

         If you have any questions, please do not hesitate to contact the undersigned at ____________.


Sincerely yours,



Shalin Shah
Chief Financial Officer



Cc:      Ruth Kamide, Vice President, First Union Bank
         Michael E. Dell, Esq., Assistant General Counsel, Coram, Inc.



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